                                                                     EXHIBIT 2.1

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

     THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "First Amendment") is entered into as of May 11, 2000 by and among EQUITY OFFICE PROPERTIES TRUST, a Maryland real estate investment trust ("EOP"), EOP OPERATING LIMITED PARTNERSHIP, a Delaware limited partnership ("EOP Partnership"), CORNERSTONE PROPERTIES INC., a Nevada corporation ("Cornerstone"), and CORNERSTONE PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership ("Cornerstone Partnership"), for the purpose of amending the Agreement and Plan of Merger, dated as of February 11, 2000, entered into by and among EOP, EOP Partnership, Cornerstone, and Cornerstone Partnership (the "Merger Agreement"). All capitalized terms herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

     WHEREAS, the parties hereto desire to amend certain provisions of the Merger Agreement to clarify certain matters as provided herein;

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. SELECTION OF UNSATISFIED CONDITIONAL REDEMPTIONS BY LOT;
           CLARIFICATION OF PRORATION PROVISIONS.

     (a) Section 1.1(a)(v) of the Merger Agreement is amended by redesignating such section as Section 1.1(a)(v)(A).

     (b) Section 1.1(a)(v) of the Merger Agreement is amended further by changing the phrase "the procedures set forth in Sections 1.11 and 1.12" to read "the procedures set forth in Sections 1.1(a)(v)(B), 1.11 and 1.12".

     (c) Section 1.1(a)(v) of the Merger Agreement is amended further by adding the following new subparagraph (B):

          (B) In the event that Section 1.12(b)(ii)(B) is applicable and Excess Cash (as defined in Section 1.12(b)(ii)(B)) is allocated to the Conditional Cash Elections (as defined in Section 1.12(b)(i)(B)), each conditional Exercise made pursuant to Section 1.1(a)(v)(A) that, pursuant to Section 1.1(a)(v)(A), would not be not effective (before giving effect to the procedures set forth in this subparagraph (B)) shall, together with all other such conditional Exercises, be subject to being chosen by lot from among other such conditional Exercises to receive a portion of the Excess Cash. Any conditional Exercise that is chosen by lot shall be made effective if sufficient remaining Excess Cash is available (after taking into account all prior conditional Exercises chosen by lot) to pay to the Redeeming Partner who submitted such conditional Exercise cash for each share of Cornerstone Common Stock that must be converted into solely cash in order for such conditional Exercise to be effective. Conditional Exercises described in the first sentence of this subparagraph (B) shall be subject to being chosen by lot until the amount of remaining Excess Cash available is less than the amount of cash that would be required to allow any of the remaining conditional Exercises to become effective pursuant to the requirements of Section 1.1(a)(v)(A).

     (d) Section 1.12(a) of the Merger Agreement is amended by adding the following sentence at the end thereof:

          Except as otherwise expressly provided pursuant to this Section 1.12, each share of Cornerstone Common Stock for which a Cash Election is received shall be converted into the right to receive $18.00 per share in cash, without interest, and each share of Cornerstone Common Stock for which a Share Election is received shall be converted into EOP Common Shares in accordance with the Common Stock Exchange Ratio.

     (e) Section 1.12(b) of the Merger Agreement is amended by deleting the indented language and substituting therefor the following subparagraphs (i) and
(ii):

          (i) in the event that Non-conditional Cash Elections (defined to mean all Cash Elections received other than Conditional Cash Elections as defined in Section 1.12(b)(i)(B), below) are received for a number of shares of Cornerstone Common Stock that is greater than 58,551,525 shares of Cornerstone Common Stock, then:

             (A) each share of Cornerstone Common Stock covered by a Non-conditional Cash Election shall be converted into the right to receive (1) an amount in cash, without interest, equal to the product of
        (x) $18.00 and (y) a fraction (the "Cash Fraction") the numerator of which shall be 58,551,525 and the denominator of which shall be the aggregate number of shares of Cornerstone Common Stock covered by all Non-conditional Cash Elections, and (2) a number of EOP Common Shares equal to the product of (x) the Common Stock Exchange Ratio and (y) a fraction equal to one minus the Cash Fraction; and

             (B) each Conditional Cash Election (defined to mean any Cash Election received with respect to Electing Cornerstone OP Units with respect to which a conditional Exercise is made pursuant to Section 1.1(a)(v)(A)) shall be of no force and effect; and

          (ii) in the event that Non-conditional Cash Elections are received for a number of shares of Cornerstone Common Stock that is equal to or less than 58,551,525 shares of Cornerstone Common Stock, then:

             (A) each share of Cornerstone Common Stock covered by a Non-conditional Cash Election shall be converted into the right to receive an amount in cash, without interest, equal to $18.00; and

             (B) an amount of cash equal to the product of (x) $18.00 and (y) the excess, if any, of 58,551,525 over the number of shares of Cornerstone Common Stock for which Non-conditional Cash Elections are received (referred to as "Excess Cash") shall be allocated to the Conditional Cash Elections as a group, to be applied as provided for in
        Section 1.1(a)(v)(B).

SECTION 2. NOTICE PERIOD FOR FINAL DIVIDEND.

     Section 1.15(d)(i) of the Merger Agreement is amended by deleting the number "10" in the second sentence of Section 1.15(d)(i) and substituting the number "20" therefor.

SECTION 3. FRACTIONAL EOP OP UNITS.

     (a) Section 1.15(g) of the Merger Agreement is amended by adding "; No Fractional EOP OP Units" after the word "Shares" in the caption.

     (b) Section 1.15(g) of the Merger Agreement is amended by adding the following new paragraph (iii):

          (iii) No fractional EOP Partnership Units shall be issued pursuant to this Agreement. In lieu of the issuance of any fractional EOP Partnership Units pursuant to this Agreement, each holder of Cornerstone OP Units who would receive, based on the exchange ratio specified in Section 1.10(a)(i), a number of EOP OP Units that is not a whole number shall receive instead a number of EOP OP Units that is equal to the whole number that is nearest to the fractional number of EOP OP Units that otherwise would be paid to such holder of Cornerstone OP Units based on the exchange ratio specified in
     Section 1.10(a)(i).

     (c) Section 1.15(i) of the Merger Agreement is amended by adding "," and deleting the word "and" after the word "certificates" in the second clause and adding "and fractional EOP Common Shares" after the word "procedure" in such second clause.

SECTION 4. AMENDMENT OF SECTION 5.10 TO PROVIDE FOR A SPECIAL DIVIDEND BY
           CORNERSTONE OF $0.03 PER SHARE OF COMMON STOCK.

     Section 5.10 is amended to add at the end thereof the following new language:

          Notwithstanding any of the foregoing or any provision of Section 1.15(d), in the event that EOP and Cornerstone do not declare their regular dividend distributions for the second quarter of 2000 prior to the Effective Time of the Merger, (i) Cornerstone shall declare and pay to the holders of Cornerstone Common Stock a special dividend in the amount of $0.03 per share, the record date for which shall be not later than the close of business on the last day prior the Effective Time of the Merger (the "Special Dividend"), and Cornerstone shall cause to be withheld from the Special Dividend payable to Persons who are not "United States persons" (as defined in Section 7701(a)(30) of the Code) $0.02 per share or such higher amount as shall be sufficient so that Cornerstone shall be considered to have complied fully with the withholding requirements applicable to it under Treasury Regulations Section 1.1445-8 and Section 1445 of the Code with respect to all distributions paid by it during calendar year 2000 (and to the extent such treatment is necessary, or Cornerstone deems it to be desirable, to permit or facilitate such withholding, Cornerstone shall treat the Special Dividend as a "capital gain dividend" for purposes of Treasury Regulations Section 1.1445-8 and Section 1445 of the Code), and (ii) Cornerstone Partnership shall make a distribution to the holders of the Cornerstone OP Units at a time and in an amount sufficient to permit Cornerstone to pay the Special Dividend as contemplated hereby. The Special Dividend shall be paid on or prior to the last business day prior to the Closing Date. EOP shall not make any distribution to the holders of the EOP Common Shares to correspond to the Special Dividend to be paid to the holders of Cornerstone Common Stock.

SECTION 5. INDEX OF DEFINED TERMS.

     The Index of Defined Terms contained in the Merger Agreement is amended by adding the following new entries:

"Conditional Cash Election".........................  1.12(b)(i)(B)"
"Excess Cash........................................  1.12(b)(ii)(B)"
"Non-conditional Cash Election".....................  1.12(b)(i)"
"Special Dividend"..................................  5.10"

SECTION 6. CONSTRUCTION OF MERGER AGREEMENT.

     The Merger Agreement shall be read together and shall have the same force and effect as if the provisions of the Merger Agreement and this First Amendment were contained in one document. Except as expressly amended by this First Amendment, the Merger Agreement shall remain in full force and effect in accordance with its terms.

SECTION 7. COUNTERPARTS.

     This First Amendment may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, EOP, EOP Partnership, Cornerstone and Cornerstone Partnership have caused this First Amendment to be signed by their respective officers (or general partners) thereunto duly authorized all as of the date first written above.

                                          EQUITY OFFICE PROPERTIES TRUST

                                          By: /s/ STANLEY M. STEVENS
                                             -----------------------------------
                                          Name: Stanley M. Stevens
                                               ---------------------------------
                                          Title: Executive Vice President
                                                --------------------------------

                                          EOP OPERATING LIMITED PARTNERSHIP

                                          By: Equity Office Properties Trust,
                                          its general partner

                                          By: /s/ STANLEY M. STEVENS
                                             -----------------------------------
                                          Name: Stanley M. Stevens
                                               ---------------------------------
                                          Title: Executive Vice President

                                          CORNERSTONE PROPERTIES INC.

                                          By: /s/ JOHN S. MOODY
                                             -----------------------------------
                                          Name: John S. Moody
                                               ---------------------------------
                                          Title: President & CEO
                                                --------------------------------

                                          CORNERSTONE PROPERTIES LIMITED
                                          PARTNERSHIP

                                          By: Cornerstone Properties Inc., its
                                          sole general partner

                                          By: /s/ JOHN S. MOODY
                                             -----------------------------------
                                          Name: John S. Moody
                                               ---------------------------------
                                          Title: President & CEO
                                                --------------------------------